100 MISSION RIDGE  • GOODLETTSVILLE, TENNESSEE 37072-2171 • PHONE (615) 855-4000

D O L L A R

GENERAL

CORPORATION

December 4, 2005

Mr. David Beré

628 W. North Street

Hinsdale, IL 60521

Dear David:

I am pleased to extend this amended offer to you for the position of President & Chief Operating Officer, effective December 4, 2006.  You will also remain a member of the Board of Directors under this agreement.  Attached is the revised term sheet, as discussed, outlining the components of your total reward package including base salary, cash bonus and benefits including severance benefits.  These items will serve as a letter of agreement between you and Dollar General until such later time when an employment contract may be contemplated.

As discussed, this offer is also contingent on your completion of a full background check including our pre-employment drug test.

I am excited about the opportunity to work with you and am confident you will play a key role in Dollar General’s future success!

Sincerely,

/s/ David A. Perdue

David Perdue

Chairman and Chief Executive Officer

DP/jrr

Enclosures

TERM SHEET

David Beré Offer Pending Background & Drug Test

Effective December 4, 2006

1.

POSITION TITLE – President & Chief Operating Officer (remains member of Board of Directors)

2.

ANNUAL SALARY - $700,000

3.

BONUS – Participation in the Company’s bonus program, which can be amended at any time, at the Company’s discretion.  Bonus eligibility and performance criteria will be established by the Company and may include both individual and corporate performance objectives.  The current target bonus for this position is 70% of base salary, prorated based on months of service and subject to the terms and conditions of the bonus program then in effect for this position.

4.

COMPANY CAR PROGRAM - A leased vehicle up to $50,000.00 value will be provided through our contracted fleet vendor, PHH, or you may choose the car allowance option ($1,750/month).

5.

RELOCATION –You will be eligible for the relocation benefits for officers as outlined on the attachment.

6.

SEVERANCE—You will be entitled to severance benefits upon your voluntary resignation with “Good Reason” or upon your termination without “Cause” if you sign a release acceptable to the Company and agree to non-compete, non-solicitation and confidentiality limitations, all on the same terms as are customarily required of the Company’s executive officers.  Your severance benefits will equal an amount, payable in equal installments over a 12 month period, equal to your annual base salary in effect on your termination date.

Any one of the following conditions or conduct by you shall constitute “Cause”:

•

Any act involving fraud or dishonesty;

•

Any material breach of any SEC or other law or regulation or any Company policy governing  trading or dealing with stocks, securities, investments and the like or with inappropriate disclosure or “tipping” relating to any stock, security or investment;

•

Other than as required by law, the carrying out of any activity or the making of any public statement which prejudices or reduces the good name and standing of the Company or any of its affiliates or would bring any one of these into public contempt or ridicule;

•

Attendance at work in a state of intoxication or being found with any drug or substance possession of which would amount to a criminal offense;

•

Assault or other act of violence; or

•

Conviction of or plea of guilty or nolo contendre to any felony whatsoever or any misdemeanor that would preclude employment under the Company’s hiring policy.

“Good Reason” shall mean any of the following actions taken by the Company:

•

A reduction by the Company in your base salary or target bonus level;

•

The Company shall fail to continue in effect any significant Company-sponsored compensation plan or benefit (without replacing it with a similar plan or with a compensation equivalent), unless such action is in connection with across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of all executive employees of the Company;

•

The Company’s principal executive offices shall be moved to a location outside the middle-Tennessee area, or we require you to be based anywhere other than the Company’s principal executive offices; or

•

Without your written consent, we assign you duties inconsistent with, or significantly reduce the title, powers and functions associated with, your position, titles or offices of President and Chief Operating Officer, unless such action is the result of a restructuring or realignment of duties and responsibilities by the Company, for business reasons, that leaves you at the same compensation and officer level (i.e., Vice President, Senior Vice President, or Executive Vice President, etc.) and with a similar level of responsibility, or unless such action is the result of your failure to meet pre-established and objective performance criteria.

•

Good Reason shall not include Employee’s death, disability or termination for Cause.  The Company shall have the opportunity to cure any claimed event of Good Reason within thirty (30) days after receiving written notice from you specifying the same.

7.

BENEFITS

a.

Health insurance coverage, including medical, prescription, dental and vision, will be effective upon your date of hire.  Coverage is contingent upon the completion and submission of all applicable enrollment forms to the Benefits Department at the Store Support Center within 31 days of your hire date.

b.

You will be eligible to enroll in the Dollar General Corporation 401(k) Savings and Retirement Plan upon your date of hire. You can contribute up to 25% of your compensation up to the IRS annual limit ($15,000 in 2006 & $15,500 in 2007) and even more if you are age 50 or older (subject to IRS limits). Beginning on the first day of the quarter after you have one year of service, you will receive a 100% match on the first 5% that you contribute to the Plan. You will be vested in all employer contributions immediately.  If you have pre-tax money from another eligible retirement plan, you may roll that into Dollar General’s Plan immediately upon joining Dollar General.

c.

Supplemental Executive Retirement Plan – Defined contribution plan with formula of contribution based on combination of age and years of service with the company.  Enrollment in the SERP is effective 1/1/07.

d.

Compensation Deferral program.  You may defer up to 65% of your base pay and up to 100% of your annual cash bonus.  Each year of employment, you may choose to enter the plan effective January 1st of that year.

e.

Vacation – 4 weeks vacation eligible within first year of employment.

f.

Based on the Company’s current Short-Term Disability Program, and subject to your otherwise satisfying the requirements of that Program, you will be eligible to receive benefits for your own “serious health condition” after three months of active, full-time employment.

g.

Company Paid Group Long-Term Disability Insurance – provides a monthly benefit of 60% of base salary (up to the Plan’s maximum monthly benefit of $20,000) should you become totally disabled over 180 days.

h.

Company Paid Executive Life Insurance equal to 2 ½ times your base salary, updated annually, to a maximum of $2.5 million.  Amounts over $900,000 are subject to evidence of insurability and may require additional paperwork and/or medical examinations.

8.

NOTE ON EQUITY RECEIVED AS BOARD MEMBER - Any RSUs received in conjunction with your prior service as an outside director are now subject to the distribution limitations of Section 409A of the Code.  Specifically, any distribution shall commence no earlier than the first day of the calendar month that is at least six months after your Termination Date.

Agreed and Acknowledged:

Dollar General Corporation		Employee

/s/ Challis M. Lowe		/s/ David L. Beré

David Beré
By:	Challis M. Lowe

Its:	EVP of Human Resources

RELOCATION BENEFITS SUMMARY

For Officers

Dollar General has chosen Prudential Relocation to manage the program.

•

Pre-move Allowance

o

5% annual base salary (before taxes)

•

House Hunting Trip

o

Two trips for entire family

o

Hotel accommodations for a maximum of 7 nights

o

Mileage reimbursement of $.40/mile

o

Meal expenses- $25.00/day per adult; $15.00/day per child

•

Temporary Living

o

Up to 6 months lodging;

o

Meals $25.00/day

•

Moving to New Location

o

Move will include moving of personal goods from Chicago to Nashville.

o

Normal family household goods moved via van line

o

Storage up to 90 days

o

Return trip home for move arrangements

o

Mileage, lodging and meal reimbursement for traveling to new destination on move day (lodging only reimbursed if traveling more than 300 miles

•

Destination Services

o

Professional home finding counseling through Prudential Relocation

•

Homesale Assistance (on Chicago residence)

o

Prudential Relocation Company

o

Appraised Value Offer

o

Marketing Assistance

o

Buyer Value Option

o

Independent Sale (homes that qualify)

o

Up to 6% Realtor’s fee paid by Prudential

•

Closing Cost on New Home

o

Reimbursement of customary home purchasing expenses related to closing costs plus up to 1% loan origination fee

•

Renter’s Assistance

o

Reimbursement of up to 2 months rent for lease cancellation